Filed Pursuant to Rule 433
Registration Statement No. 333-139693
October 1, 2007

The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of The Offered Certificates
The certificates consist of the classes of certificates listed in the tables below, together with the Class B4, Class B5, Class B6, Class P1, Class P2 and Class LT-R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

Class	Collateral Group(s)	Initial Class Principal or Notional Amount(1)	Initial Interest Rate(2)	Summary Interest Rate Formula	Summary Interest Rate Formula Subject to:			Initial Certificate Ratings(7)
					Minimum Rate	Maximum Rate	Type	S&P	Fitch
1-A1	1	$ 61,668,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Super Senior, Pass-Through	AAA	AAA
1-A2(3)	1	$ 2,250,000	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior Support, Pass-Through	AAA	AAA
1-A3	1,2	$ 7,980,000	6.35902%	Weighted Average Rate(4)	Not Applicable	Not Applicable	Senior Support, Pass-Through, Exchangeable	AAA	AAA
2-A1	2	$157,061,000	6.50000%	6.50000%	Not Applicable	Not Applicable	Super Senior, Pass-Through, Exchangeable	AAA	AAA
2-A2	2	$ 74,000,000	6.50000%	6.50000%	Not Applicable	Not Applicable	Senior, Pass-Through	AAA	AAA
2-A3(3)	2	$ 5,730,000	6.50000%	6.50000%	Not Applicable	Not Applicable	Senior Support, Pass-Through	AAA	AAA
2-A4(3)	2	$145,842,358	5.78625%	LIBOR + 0.65000%	0.65000%	7.00000%	Super Senior, Pass-Through	AAA	AAA
2-A5	2	$ 11,218,642	15.77875%	82.55001% - (LIBOR x 13)	0.00000%	82.55001%	Super Senior, Pass-Through, Exchangeable	AAA	AAA
2-A6(3)	2	$ 11,218,642	0.00000%	0.00000%	Not Applicable	Not Applicable	Super Senior, Principal-Only	AAA	AAA
2-A7(3)	2	$145,842,358(5)	1.21375%	6.35000% - LIBOR	0.00000%	6.35000%	Senior, Interest-Only	AAA	AAA
2-A8	2	$162,791,000	6.50000%	6.50000%	Not Applicable	Not Applicable	Senior, Pass-Through, Exchangeable	AAA	AAA
AP	PO	$ 1,154,886	0.00000%	0.00000%	Not Applicable	Not Applicable	Senior, Principal-Only	AAA	AAA
AX	2	$ 8,059,218(5)	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior, Interest-Only	AAA	AAA
B1	1,2	$ 5,626,000	6.39219%	Weighted Average Rate(6)	Not Applicable	Not Applicable	Subordinate	AA	N/R
B2	1,2	$ 1,562,000	6.39219%	Weighted Average Rate(6)	Not Applicable	Not Applicable	Subordinate	A	N/R
B3	1,2	$ 1,250,000	6.39219%	Weighted Average Rate(6)	Not Applicable	Not Applicable	Subordinate	BBB	N/R
R	1	$ 100	6.00000%	6.00000%	Not Applicable	Not Applicable	Senior, Residual	AAA	AAA

(1)	These balances are approximate, as described in the prospectus supplement.
(2)	Reflects the initial interest rate as of the first distribution date.
(3)
These classes of certificates are exchange certificates. Certain combinations of exchange certificates can be exchanged for corresponding exchangeable certificates, as described in the prospectus supplement.

(4)	The weighted average applicable to this formula will be based on the weighted average of the certificate interest rates of the related exchange certificates.
(5)
Initial notional amount. These classes of certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amounts as described in the prospectus supplement.

(6)
The weighted average rate applicable to this formula will be based on the weighted average of the designated rates applicable to Collateral Groups 1 and 2, weighted on the basis of the group subordinate amounts thereof.

(7)	The designation “N/R” means that the specified rating agency will not publicly rate the certificates of that class.

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay / Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations	Incremental Denominations	CUSIP Number
1-A1	CM	24 Day	30/360	10/25/2037	9/25/2037	$ 100,000	$1	52522X AA5
1-A2	CM	24 Day	30/360	10/25/2037	9/25/2037	$ 100,000	$1	52522X AB3
1-A3	CM	24 Day	30/360	10/25/2037	9/25/2037	$ 100,000	$1	52522X AC1
2-A1	CM	24 Day	30/360	10/25/2037	9/25/2037	$ 100,000	$1	52522X AD9
2-A2	CM	24 Day	30/360	10/25/2037	9/25/2037	$ 100,000	$1	52522X AE7
2-A3	CM	24 Day	30/360	10/25/2037	9/25/2037	$ 100,000	$1	52522X AF4
2-A4	DD	0 Day	30/360	10/25/2037	9/25/2037	$ 100,000	$1	52522X AG2
2-A5	DD	0 Day	30/360	10/25/2037	9/25/2037	$ 100,000	$1	52522X AH0
2-A6	DD	Not Applicable	Not Applicable	10/25/2037	9/25/2037	$ 100,000	$1	52522X AJ6
2-A7	DD	0 Day	30/360	10/25/2037	9/25/2037	$1,000,000	$1	52522X AK3
2-A8	CM	24 Day	30/360	10/25/2037	9/25/2037	$ 100,000	$1	52522X AL1
AP	CM	Not Applicable	Not Applicable	10/25/2037	9/25/2037	$ 100,000	$1	52522X AM9
AX	CM	24 Day	30/360	10/25/2037	9/25/2037	$1,000,000	$1	52522X AN7
B1	CM	24 Day	30/360	10/25/2037	9/25/2037	$ 100,000	$1	52522X AP2
B2	CM	24 Day	30/360	10/25/2037	9/25/2037	$ 100,000	$1	52522X AQ0
B3	CM	24 Day	30/360	10/25/2037	9/25/2037	$ 100,000	$1	52522X AR8
R	CM	24 Day	30/360	10/25/2037	10/25/2007	100%(5)	Not Applicable	52522X AS6

(1)
CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date. DD = For any distribution date, the close of business on the business day immediately before that distribution date.

(2)
24 Day = For any distribution date, the interest accrual period will be the calendar month preceding that distribution date. 0 Day = For any distribution date, the interest accrual period from and including the 25th day of the immediately preceding month to and including the 24th day of the current month, based on a 30 day month.

(3)	Calculated as described in the prospectus supplement.
(4)
The expected final distribution date, based upon (i) 300% of the PSA prepayment assumption, and (ii) the modeling assumptions used in the prospectus supplement, each as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Life.” The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(5)	The Class R Certificates will be issued in definitive, fully registered form, representing the entire percentage interest of that class.